UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AVISTA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Transcription- Q3 employee meeting

Scott: Well, good morning, everybody.

I’m excited to have you meet Mayo Schmidt, the CEO of Hydro One. Mayo and I have been spending a lot of time together lately. We’ve had meetings with the commission staffs, and I’ll talk a little bit about that. Today, you’ll get to know Mayo, a wonderful man who shares our values. You’ll learn that he grew up on a farm in Kansas and has experience working in the U.S. and now in Canada. He’s somebody that could absolutely work here at Avista. Before I turn it over to Mayo, I do want to remind you that we’re running a business still. I know sometimes this can be distracting because we’re focused on getting this deal complete with Hydro One, but we just had our annual board meeting where we do our strategic planning.

We were off site for three days talking about where we need to take the company over the next three to five years, which is extremely important. And many of the challenges and the opportunities we have, have not changed. We still need to continue, stay focused on our regulatory outcomes. I’ll talk more about that. But as I’ve said to you many times in employee meetings, when you spend $400 million a year, for a company our size, that’s going to create rate pressure. It’s an investment we need to make, but our regulatory outcomes are really important, so we have to stay focused on that. Responsible resources, generation opportunities, as well as customer facing technologies. Because so much is happening with technology in the utility world, we have to stay not just focused on generation, but all of that technology as our business continues to transform, as technology finally gets to the utility world, particularly in distribution, particularly with sensor technology, lots happening in that area.

We’ve got to stay committed to our communities and economic development, some great things are happening there. And of course, at the end of the day, we need to get this deal done with Hydro One. So we talked a lot about that. So, as you know with regulatory outcomes, we have a lot of stuff going, not just the general rate case that we filed in both Washington and Idaho, but you know we’re going to be installing smart meters. In order to do that, we need to be able to get a deferred accounting mechanism. We’re working with the Washington staff as we speak to try to get that accomplished. Of course, we had a power cost adjustment filing that you saw was rejected. I can just tell you, it isn’t anything that we did wrong. What I continue to be frustrated with the Washington commission and staff is that they tend…it was just about process. It didn’t have anything to do with the facts on the ground, it was around process, process, process. So, we’ll continue to work through that. You know, all the issues that were involved in that power supply case are still gonna be there next spring.

One of the things that happened was the fact that we had such a great hydro year. Part of the process was, well, ‘maybe you don’t need it,’ but we do need it because we don’t have a great hydro year, it’s affecting us and it’s stuff that we need to do. Of course we’ve got general rate cases filed in again, Washington and Idaho. From responsible resources, you know that we are coming out with our integrated resource plan. Exciting for the next 20 years, that one of the greenest utilities in North America, Avista, we’ll continue to look for ways to lower our carbon footprint and our greenhouse gases in this next 20 years. We’re actually going to reduce from the previous one about 20% or 30% of our greenhouse gas emissions. Again, focused more on peakers and battery technology. Pretty exciting opportunity for us, as well as all the things that are happening in technology. We know we’re doing the Atlas project. We just put in our new internet system. There’s lots of things to come. Our new Avista marketplace. We have to be customer facing. We have to do technology that looks to our customers to create innovative ideas.

Economic development, of course, the south landing. How exciting for us? The beautiful new bridge that’s going to get built over in the U. District over the railroad tracks. We own the property where the landing is and our idea is; how do we catalyze economic development, build those five smartest blocks in the world and get new development in Spokane to help drive economic development, leveraging our medical schools, the five universities, Spokane Community College, and what can we do to make that happen? And again, it is Avista taking a leadership role. Latisha is with us today, she’s been working 24/7 on this and we hope to have some great announcements coming very soon around what’s going to be happening with what is going to be probably a game changer for Spokane. And then Urbanova, our smart city, our history of innovation. The innovative things that are happening with Heather and her team, John Gibson and Curt Kirkeby, and the ideas that are happening around our smart city, Urbanova. Many of those things aren’t happening any place in the country, or North America, or even the world. And a lot of the things that we’re thinking about with our smart city is really leading edge and we need to continue to do just that.

Hydro One. So let me just remind you about, at our employee meetings, we talked a lot about this. Why did we do this? Why did we do this transaction, with this utility, at this time? Because it’s the absolute right thing to do. One of the things I would encourage you to do if you didn’t see last week, there was a Bloomberg article where a utility called Vectren had to hire a financial adviser because either they’re in play, or, I don’t know how they are [sic]. Either they got contacted and they felt they needed to hire a financial adviser or maybe they were talking to somebody and there was a leak. I don’t know, but any time you see a utility come out with a press release kind of talking about, ‘we have to hire a financial adviser,’ that’s not good. Because they’ve lost control of the process. Our point, we wanted to control our own destiny. We’re a 128-year-old utility company, with a tremendous history of innovation, of one of the leading customer facing utilities in the country. And our goal was, how do we partner with somebody that can allow us to continue with that tradition, but make us stronger.

And Hydro One is definitely that partner. Remember, when we started to go down this path, there were some guiding principles, some things around the four legs of the stool that we simply did not want to give up. We wanted to make sure our headquarters remained in Spokane, that we were able to continue to not lose any employment, and all the jobs stayed here in our service territory. That we were able not just to continue, but to increase our contributions, both in donations and economic development. And of course, stay independent, create an independent Board of Directors that would oversee our company, so that our independence and ability to control our own destiny continued into the future. And we were able to accomplish all of that.

So because of this transaction with Hydro One, we have in essence, locked in our identity, our culture, our values. We have the opportunity to continue down that path as Avista, with a new partnership with Hydro One. But it does not give us permission for complacency. We’ve locked in our identity, we’ve locked in our culture, we’ve locked in our values, but we simply cannot become complacent because of this transaction. The world is still changing. The utility world still has lots of challenges. There’s technology, there are issues, stuff’s going to happen, and we have to be able to address those issues as Avista, as the team that we always have been. So whether we have one shareholder or thousands of shareholders, the responsibility lies with each and every one of us to control our own destinies, to run our business as we always have, and not blame the Canadians. Because stuff’s going to happen. I can just tell you right now, something bad is going to happen and we’re going to have to figure it out. No ‘theys,’ it’s us. It’s us.

So with that, I do want to turn this meeting over to Mayo Schmidt. Again, the CEO of Hydro One. Mayo, born and raised in Kansas, has a ranch just outside of Great Falls. I haven’t been to it, but it just sounds beautiful. Mayo spent much of his career in the Agribusiness and I’ll let him tell his story. But one of the things that you will see about Mayo is that he absolutely shares our values. He absolutely is a servant-leader. He is absolutely the kind of person that could easily be a part of our company. I’m just so honored to have been able to have the chance to spend a lot of time with him over the last couple of months, and I’m anxious for you to get to know him. So, Mayo, I’ll turn it over to you.

Mayo: Well, thank you. Thanks so much. Thank you so much for the warm welcome and thanks for coming this morning and showing interest, which I’m not surprised exists. And as you may have noticed, the placard up here is a welcome sign and I’m just right below the ‘W,’ there. I was one of the first to sign it, but you can see how many people have followed me. There is such tremendous interest by the people at Hydro One to have this new partnership, this new relationship. And it’s an opportunity built on mutual respect to take the best of us, the best of all of us, and combine those opportunities without affecting the work that you do, but actually amplifying the work that we all do together. And it is really a unique set of circumstances. It was really born from thinking about our strategies as an organization. And, before I went to report to the Board of Directors - I brought the team around and we sat and we thought about - we looked at the industry, we did a scan of Canada, we did a scan of the United States, and we compared ourselves to our peers. We saw where we were strong, we saw where we were weak and where we weren’t accomplishing things that others were. And then we also said, financially and from a performance point-of-view, how do we stack up?

So, we looked at that and we said, you know, “‘there’s a strategy here that says, ‘how do we control costs?’” We could shrink our way to success by just getting costs down, staying out of the way of the big players in the industry and then just hope - and hope isn’t a strategy - that their ability to grow around us [wouldn’t impede our own growth] and eventually [we know they would] overtake the things that we’re doing and end up with a better cost of capital. We looked at these sorts of things and we said, ‘that’s not the strategy that we want.’ We wanted a strategy that says ‘we want to lead, we want to be bold.’ And then we thought ‘how do we do that? What would be the characteristics of a partner that would have those attributes that showed them to be a dominant player in the arena in which they operate. An organization with deep values, a deep connection with their customers; a bold organization that has done unique things, particularly regarding innovation.

And so, we looked at that and as we did a scan of Canada and we did a scan of North America, all 50 states. and then we started to zero in and I asked the team to pay specific attention to the Pacific Northwest, an area where I had done business working for General Mills for about 25 years in the agriculture and food businesses as a commodity trader. I had also managed an industrial plant for purposes of collection systems for export in foreign countries. So I knew the Pacific Northwest intimately. I lived in Montana, in Great Falls, for many years of my professional life, and I’ve continued to own a residence there, which I will return to when my work some day in the future is complete [sic]. So, it’s near and dear to my heart. But I also knew the geography, I knew the people in the Pacific Northwest, or the people in terms of a kind and gentle society that was very, very…a bold society, but yet also had a very good perspective on business.

And I thought about all of those attributes and I said, ‘this really lines up quite well with the Canadian business, whether it’s Ontario or otherwise.’ And so we took a deeper look, then we saw the innovation that the leadership team here has driven over the years, 128 years of history. We looked at the people, which was the key thing as we thought about it because we didn’t want to get involved in a situation where we had a relationship with a company where the people left and the assets stayed. We said, ‘Well, that isn’t really what we were trying to accomplish here.’ We were trying to accomplish something where we’re stronger together in our unique relationship. So, we began with that and you’ll see the outreach that the people in our organization have had. I skipped right through that one.

Scott: You forgot to get your picture up.

Mayo: No, I’m happy to skip through that one. Thanks, Scott. So, as we think about Hydro One, our teams really wanted to say ‘welcome.’ And what you’re going to see now was not asked for, we didn’t send out a flyer and ask everybody in the company, ‘Will you please do this?’ This is something that they did on their own.

[Video Playing 00:16:13-00:18:27]

So that gives you any idea of the organization that you’re partnering with. I couldn’t have been more thrilled with the people who went out and did this on their own, who wanted to welcome you. And quite frankly, it isn’t about the name Hydro One or Avista, it was really about the partnership. And quite frankly, you know, in terms of our relationship, which we’ll talk about through the questions and answers and how we constructed this, it really wasn’t about putting a name, a Hydro One name on anything here. It was an amplification of the things that you do, bringing a strong organization to another strong organization, and being able to be competitive in the future that we see [ahead of us]. And my background was really in agriculture, but it was in global agriculture. I started with a regional provincial co-op, which became a public company, and then we began to grow the business. And ultimately what happened in that industry isn’t different than others when you look at what Mid-America Energy is rolling up or what Duke Energy is attempting to do. We are going to see a $100 billion market cap company in this industry and that’s who we are going to compete with toe to toe. And the rules of engagement that exist today, we should not assume that they will exist in the future.

So that’s why Scott and I got together and thought about choosing partnerships wisely. And then we talked about the kind of relationship we might construct that others would aspire to be part of. We thought about the structure that we have, which we’ll talk about here a little bit. But it was really about maintaining the unique identity that you all have as an organization, taking your strengths and sharing those with us, taking ours and sharing those with you, and creating something like a multiplier effect. And as we thought about that and we looked at the many attributes of the organization, these (here, Mayo refers to the slide presentation) are some of the attributes we have beyond the people now, which get into the assets. So, when you think about the this organization and what it will represent in addition to what you’re doing, you’ll also have almost 400,000 square miles of service territory in Canada as an international company. You’ll also have over 18,000 miles of high voltage transmission lines and potentially more as we’re looking at new projects to expand what we already have. There’s at least two, if not three projects of order of magnitude, or $700 to $800, $900 million that will be considered over the course of the next year or two. 306 transmission stations, over a thousand distribution stations, 1.3 million residents, 300 industrial customers like Chrysler, Ford Motor Company, mines, and then 76,000 miles of local distribution lines and the number of employees.

I always smile when I look at this because they’ve got sort of the 18,600 ‘M.’ You know, you can tell it came from Canada because me being, you know, American, didn’t put the ‘MI’ behind at the mile [abbreviation], so I just sort of grin about, you know, the differences that we have together. As we think about our focus you’ll see that the customer is central to our relationship. We really embrace the idea of being customer-centric and a trusted adviser to our customers so that when they come to us with needs, we’re there to respond. And this is an organization (Hydro One) with a history of being a crown agency, which is a government company, for which the government made the bold decision to say ‘Hydro One will prosper as a commercial organization and be able to have a greater focus, not only on the customer but also on the business and its operations.’ So, they basically monetized the asset, they IPOed the company, took the cash and they’re reinvesting it into infrastructure and other businesses.

So, we have the benefits of having an A-rated balance sheet, one of the strongest borrowing capacities of a utility in North America, that we will collectively share. We also have an organization that has an agreement with the government who will be about 40% owner. But in that 40%, we have a governance agreement that says they will not manage the business. So they’re a shareholder, they get treated just like the shareholders that Scott and I have, they have shareholder meetings, but they don’t involve themselves in the businesses in any way. They don’t sit on the Board of Directors. They don’t call me and say, “Mayo, would you please do this.” That doesn’t happen. I’m talking about zero. We’re not tone deaf to government, nor are you. We have to respect that these are people that we’ve elected to look out for the best interests of our population. And we are in fact utilities, which obviously means we’re going to be regulated.

So, as we thought about putting the customer first, a couple things I could share with you…and I want to get to a video which we call our purpose and our passion as an organization. And I think you’ll see some alignment, because I know you also have a video that I’ve seen. And I’ll be interested in your feedback on the connectivity between the two, done completely independently. Yours was done on your 125th anniversary, ours was done over of a year and a half ago, which embodies the origins of the organization and where we see ourselves going as a company. But what I think was bold about what you’re doing, whether it’s the innovation, your connectivity with customers, the fact that you have…you know, you’ve got your generation; the gas business, the hydro-electric, the transmission, the distribution.

In the province of Ontario, we’ve seen some challenges with energy poverty. We’ve got a population larger than most states, which is 13.5 million residents. We have 1.3 million customers. And in the province, as the cost of electricity has continued to rise because contracts were signed over long periods of times of wind and solar, it increased the cost of electricity for customers to a point where we had 270,000 customers were behind on their power bill. We had 60,000 customers that were getting disconnected every year because they weren’t paying their bills. And then a leadership team came in and looked at this environment and said, ‘This is not sustainable. This cannot stand. We need to change this.’ So I went over to visit with the premier and I said, “Our historical relationship with our customer is broken. They get a bill, they look at the charge on the bill and they can’t write a check. They don’t have that much in their account, so they don’t pay anything. And then we have to disconnect them because under regulatory rule, we have to go out and dispatch a truck. And if a customer is standing in the driveway with a check saying, ‘I’ll pay you,’ we still are required by regulatory to pull the meter off the wall.” And I said, “We’re not doing that anymore. We’re stopping that.”

So, as an organization, against what shareholders might normally think is, you know, in terms of their best interests, we turned the power back on for every customer in the province, hundreds and hundreds of families in homes that no longer had power. And you think about families with parents who have children with no electricity. Social services comes in and they get the children because they won’t have them live in homes that don’t have electricity. So we took a bold move and we said, “We’re turning the power back on,” and we did. And then we told the province, “We need a better plan.” And we negotiated a reduction of 25% the cost of power for every citizen in the province. And our particular customers, because like yours they’re in rural areas, they saw as much as a 31% reduction on average, and as high as 50% reduction in their power costs. And then we said to the province, to the premier, “We’re not done. This doesn’t fix the problem. We also have an affordability issue. We have customers that have 20 and 30-year-old washers and dryers, and stoves, and ovens which are using a lot of electricity. We need an affordability fund to help those in need. So, would you agree with us to provide up to $200 million per year, for the next few years, that Hydro One will be the administrator of. And we will go out and find the families that have issues of affordability, and we will support them and help them, and allocate the funds to help improve their situation at home under energy use, with conservation programs.”

So that money has been populated. And also, being an organization that said, ‘it isn’t just about us,’ - even though we are a monopoly. We own 98% of all the transmission in the province and we own about 100 of the 154 distribution companies, but there are other participants. A couple large ones and many small ones. So we invited others to come in and be trustees in the affordability fund of $200 million. And then we constructed a new bill, because in the regulatory environment as you may appreciate, (I haven’t studied your particular bill that you send to customers) but that bill had so much regulatory information and they couldn’t read it or understand what they were even paying for.

So I said to our team, “Go spend some money. Go rebuild the bill with a completely new face.” And so they did that. And then they came back and said, “Well, we put all the regulatory on the back, so we got a new front.” I said, “Well, the front looks great, but now go design an unconstrained bill. Get rid of the regulatory information that nobody can understand. Let’s do the right thing here.” Then we did that. We designed it, we did 5,000 surveys with customers. They loved the bill. We changed the colors, we changed the layout. So they can now understand what they’re paying for. And then I said to the province, “This is what we’d like you to change in the legislative law and regulatory environment so we can now roll this out.” They said, “Well, we’re going to need about six months to a year.” And I said, “How about in the next 30 days?” And I went to the Minister of Energy and he agreed. He said, “I love what you’ve done here. We’re going to roll this out. We’re giving you an exemption from the law.”

And then we said, “You know what?” To the other 54 LDCs - that you could argue are competitors, you could argue are in areas which we might aspire to be - we said, “You all can use the bill, put your logo on it and you can send it out. We will give you the SAP, the technology, Oracle, whatever you’re using, we will allow you to be supported with this because we’ve done the research and we think this is in the best interests of our customers.” So that’s the kind of DNA you see in our organization, the kind of leadership that we aspire to be. And Scott and his team is very much serving as leadership, we also see the world that way.

And so with that, I’d like to share a little bit of the video with you. This was put together to capture who the people are in Hydro One. And much like yourselves, the 20, 30, and 40, and even 50-year-old…50 year tenured employees. In fact, I was at a safety meeting and we were handing out jerseys, hockey jerseys with the names of employees that had been exemplary in their safety service. And there was one fellow that came out who had very white hair and a big white beard. And he had been with the company…he must have started when he was 15, for 50 years. And he came up and I went to shake his hand and give him his jersey, and he says, “I don’t want a handshake, I want a hug.” And he just overpowered me. But, you know, which is just kind of wonderful. And then it just set the tone for everybody else in the organization.

We’re going to come back to a little bit of this, but I’d like to go right now to the film.

[Video clip] Man: Impossible lives here, and here, and here, but so do we. We were born from the impossible. Bringing the thunderous power of Niagara Falls to the people, for the people. For the people, we’re the light in the dark, the answer in the storm, the pulse energizing communities far and wide. We bring the best of us, what is safe, optimistic, empowering, what stands for people and wins as one. For our customers, for each other, and all that can be. The best of us is in all of us. So possibility will always live here, and here, and here.

Mayo: Now if that doesn’t look like Avista, I don’t know what does. I mean, can you connect with the rural communities in which you’re servicing, the customer, the people? We’re on 122 First Nations in Canada. 122 First Nations communities that we service and provide. We’ve got 21 remote communities where we generate, which can only bring in fuel by plane or by ice roads in the winter time. So when you see those ice road drivers in the winter, they’re supporting our electricity of our remote communities.

So this is the kind of organization that [you see] embodied…and as I got familiar with the organization, you know, I got asked to come and lead the IPO, which I would say was the largest IPO in the last 15 years in Canada. It’s the fourth largest in history, monetizing an organization with about a $15 billion market cap and a $24 billion enterprise, which collectively now, we’ve become a $34.5 billion enterprise with all the opportunity that comes with that as an international company. For opportunities for employees, opportunities for growth, and opportunities to motivate and inspire our competitors, those that wish to join what an organization that I would say, is going to be very, very aspirational in nature. But when we were doing this and as I was looking at our storm recovery crews and I was looking at the people in the organization and they said, ‘Mayo, after you’ve studied the people, you’ve gone through the IPO, three sales of shares, you’ve gone through the reduction in cost by $3 billion a year for our citizens in the province. You know, how do you feel about what this video ought to say about the people as you study them?’ And I said, ‘Looks to me a lot like Chariots of Fire and Top Gun.’ So I said, ‘Give me those two.’ Because when our crews go to deploy much like yours, I mean, it’s like Desert Storm, right? I mean, they’re rolling trucks and they couldn’t be more proud. And yet at the same time, we had energy poverty. So how did we solve those things?

So that’s how the story became, the journey became, and then it gets to ‘why Avista?’ And we looked at the leadership of this organization, we looked at what it stands for, what it’s trying to accomplish, and the fact that we could as an organization agree to have a relationship, where we could be independent, yet interdependent upon each other. Not change the things you’re doing, not change the way you’re doing things, not reach in and say, here’s the right way. But to say, ‘Scott, please be the chairman of the board.’ And for us to look at the Board of Directors as the parent company or the acquirer, but to say, ‘We have nine board of directors, four of them are Avista, five of them are Hydro One.’ And I can imagine, you know, you sit here and think, ‘Oh my gosh! You’re going to bring five executives down from Ontario?’ And I said, ‘Why would we? Let’s not bring five down. You’re experts at running your business.’

So Scott and I had a discussion. I said, ‘Look, I’ll join the Board of Directors to become familiar with the company and look for opportunities on how you want to grow the business. And then secondly, we’ll find three individuals in the Pacific Northwest, which Scott will direct me to, and we’ll work together to identify them to be part of our five, within the Board of Directors. And then it really is an opportunity for us to share best practices, to share innovation, to share opportunities, to have a collective balance sheet that has influence in the marketplace. And for you to be independent, for Hydro One to be independent, yet we have an opportunity to collaborate and be stronger, and be an international company. And hopefully, exchange employees as well, at the right time, with the right people that are highly motivated, engaged and want an international experience.

So with that, Scott, should we take some questions?

Scott: Yeah. Maybe before I do, you know, I think what you heard Mayo really describe is really the relationship we have with Alaska Electric Light & Power Company when we partnered with them in 2014. The relationship that Mayo just described is the relationship we have in Alaska and that was really one of the models that we wanted to think about as we started down this road. Maybe before questions, we’ll spend some time. I just want to give an update on where we are in the process. So, there’s a couple things that we need to get done, even though we announced the sale. The sale isn’t…by any stretch of the imagination, even close to being completed. We have a couple of key things we need to do. The first thing we need to do is to get shareholder approval of this. We announced it and we’re in the process of putting together a proxy that describes the transaction. We need to get 50% of our shareholders plus one in order to approve it. We would expect that at a special shareholder meeting that we will have. You know, we have a shareholder meeting every May, our annual meeting.

The special shareholder meeting will take place at the end of October, early November. So we will be sending out a special proxy to all shareholders. And in that, you’ll see a couple of things that will have interest. One is, it really details, generically, the transaction itself, the conversations that I had with Mayo, conversations that I had with other utilities because there were a lot, there was a lot going on for the past year. So you’ll see all of that. Also, in that proxy statement, you will see a comp table because I have a change of control. I’ve had it since 2000. So that will be in. That same comp table has been in every one of our proxy statement since I’ve been here in my role since 2000. So look for that. We also have to make sure that we get this approved in the Regulatory Commission. So we have to file in five states. Washington, Idaho, Oregon, Alaska, and Montana. We’re putting those filings together.

We have testimony that will be from four witnesses from Avista, three from Hydro One. We have to make sure that while the testimony is very similar, we have to cater it to each state and their processes. So look for that. Washington and Oregon are net benefit states, so we have to think very creatively about how we make sure that financially, customers get some benefit out of this deal. So, look for that. We have to get approval in five states. We have to get approval at FAC. We have to get approval at the FCC. We have to get a Hart-Scott-Rodino approval, and we have to get a special…it’s called a CFIUS, which is a Canadian and U.S. agreement that we have to get done. To get it all it done, we would expect it to take up to 11 months. Washington has a, thank God, a statutory period of 11 months, they can get an extension but we hope not. So, we would think that we would file and make all these filings by the middle of September. Our hope is that by the middle of next August this deal would be consummated. Maybe with that, questions.

Yes, Catherine.

Catherine [to Mayo]: You said we’d go back to some slides that you wanted to show us.

Mayo: Yeah. Will you put it back for me?

Scott: So Catherine wants to see the slides.

Mayo: Why Avista? I’m good with that. Thank you Catherine for that. So, really, as we indicated, it’s about preserving the identity, the culture, and the way that this organization does business. It isn’t imposing oneself and I think I’ve addressed that. And frankly, we were really impressed with your community giving and I think Scott has over 50,000 hours of employee contributions into your communities. It’s extraordinary and when we think about that, we said ‘How could Hydro One participate in the local community?’ And this isn’t about branding Hydro One here, at all. We’re not putting logos on anything. it’s about, ‘How do we support Avista in the work that you’re doing in your communities, and in the region, and in the Pacific Northwest?,’ and our willingness to considerably increase the funding that goes into the foundation and other things that you give to as a community. And we were absolutely prepared to do that.

And then quite frankly, the growth as an international company - and we talked about the sharing of the minds of people, the abilities, how we could exchange employees possibly - and then as I mentioned before, how we might motivate others, you know, and under Scott’s leadership here at Avista, when we bring these businesses together, finding opportunities we see in the U.S. where you have a headquarters and a center of excellence and how others might like to be part of that, in the Pacific Northwest or in a broader market. Because when you think about the collective strength of our organizations in the face of, you know, the company that soon will be $100 billion market cap out there, whether it’s Duke Energy or someone else, MidAmerican; we need to be able to stand toe to toe with them and compete, and we believe we will. And we think that the visibility and the way in which we structure this relationship, and the interdependence that we have grown with each other for effectiveness, is going to stand out in the industry in North America. And I think it’s already begun.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.